SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549


                          FORM 8-K


                       CURRENT REPORT


 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

  Date of Report (Date of earliest event report): September 30, 1999


                  DEVON ENERGY CORPORATION
   (Exact Name of Registrant as Specified in its Charter)


             DELAWARE                   001-30176              73-1567067
(State or Other Jurisdiction of  (Commission File Number)    (IRS Employer
Incorporation or Organization)                            Identification Number)


      20 NORTH BROADWAY, SUITE 1500, OKLAHOMA CITY, OK     73102
         (Address of Principal Executive Offices)        (Zip Code)


 Registrant's telephone number, including area code:   (405) 235-3611



                      Page 1 of 9 pages

Item 5.   Other Events

Revisions to 1999 Estimates

     The 1998 annual report on Form 10-K of Devon Energy
Corporation ("Devon"), and a Form 8-K filed on February 8,
1999, contained forward-looking information for the year
1999. Certain of the information in these two reports relating to oil and gas prices was revised in a Form 8-K filed on April 28, 1999.

     On August 17, 1999, Devon closed its merger with PennzEnergy Company ("PennzEnergy"). The merger was accounted for using the purchase method of accounting for business combinations. Accordingly, Devon's 1999 results of operations will include the effects of the PennzEnergy operations for the last 4 1/2 months of the year. As a result of the additional revenues and expenses to be recorded during this period, Devon is revising substantially all of its previous full-year 1999 estimates in this Form 8-K. Although the PennzEnergy merger has no effect on Devon's Canadian operations, Devon's prior estimates of its Canadian operating results have also been revised where necessary.

     The revised forward-looking statements provided in this discussion are based on management's examination of historical operating trends, the December 31, 1998 reserve reports of independent petroleum engineers, other data in Devon's possession or available from third parties and actual results for the first eight months of 1999. Devon cautions that its future oil, gas and NGLs production, revenues and expenses are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price, volatility, inflation or lack of availability of goods and services, environmental risks, drilling risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as outlined below. The financial results of Devon's Canadian operations are subject to currency exchange rate risks. Additional risks are discussed below in the context of line items most affected by such risks.

     Specific Assumptions and Risks Related to Price and Production Estimates Prices for oil, natural gas and NGLs are determined primarily by prevailing market conditions. Regional and world-wide economic growth, weather and other substantially variable factors influence market conditions for these products. These factors are beyond Devon's control and are difficult to predict. In addition to volatility in general, Devon's oil, gas and NGLs prices may vary considerably due to differences between regional market, transportation availability and demand for different grades of oil, gas and NGLs. Because of the high percentage of Devon's revenues that is attributable to sales of oil, gas and NGLs, Devon's financial results and resources are highly influenced by this price volatility.

     Estimates for Devon's future production of oil, natural gas and NGLs are based on the assumption that market demand and prices for oil and gas will continue at levels that allow for profitable production of these products. There can be no assurance of such stability.

     The production, transportation and marketing of oil, natural gas and NGLs are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events and numerous other factors. The following forward-looking statements were prepared assuming demand, curtailment, producibility and general market conditions for Devon's oil, natural gas and NGLs for the last quarter of 1999 will be substantially similar to those of the first three quarters of the year, unless otherwise noted. Given the general limitations expressed herein, Devon's forward-looking statements for 1999 are set forth below. Unless otherwise noted, all of the following dollar amounts are expressed in U.S. dollars. Those amounts related to Canadian operations have been converted to U.S. dollars using an exchange rate of $0.67 U.S. dollar to one Canadian dollar. The actual 1999 exchange rate may vary materially from this estimated rate. Such variations could have a material effect on the estimates related to Devon's Canadian operations.

     Impact of PennzEnergy Merger The PennzEnergy merger was closed on August 17, 1999, and was accounted for using the purchase method of accounting. Therefore, the merger will affect Devon's 1999 results for only the last 4 1/2 months of the year.

     Definitions Devon's previous estimates of 1999's results included separate estimates for its domestic and Canadian operations. With the PennzEnergy merger, Devon has added properties that are outside of North America.
However, current production from these added international properties is not material to Devon's expected 1999 results. Therefore, the following estimates of "domestic" or "U.S." operations also include the revenues and expenses for all non-U.S. properties other than Canada.

     The following discussion includes references to various abbreviations relating to volumetric production terms. The definitions of these abbreviations are as follows:

     "Bcf" means billion cubic feet.
     "Boe" means equivalent barrels of oil, calculated by converting six Mcf of gas to one barrel of oil.
     "Mcf" means thousand cubic feet.
     "MMBtu" means million British thermal units, a measure of heating value.
     "MMcf" means million cubic feet.

     Revised Estimates The following are Devon's estimates of its 1999 results as revised for the impact of the PennzEnergy merger and other factors.

     Oil Production Devon expects its oil production in 1999 to total between 14.5 million barrels and 15.8 million barrels. Domestic production is expected to be between 9.5 million barrels and 10.6 million barrels, and Canadian production is expected to be between 5.0 million barrels and
5.2 million barrels.

     Oil Prices Devon expects its 1999 net oil prices per barrel will average between $0.80 to $1.10 above West Texas Intermediate ("WTI") posted prices for its domestic production. Approximately 180,000 barrels of Canadian oil production in the first quarter were fixed at a price of approximately $17.80 per barrel. For the remainder of 1999's Canadian oil production, Devon expects to receive a price between $1.25 and $1.75 below WTI posted prices. This range of expected differentials for Canadian oil production is unchanged from that estimated in Devon's Form 8-K filed on April 28, 1999.

     Gas Production Devon expects its 1999 gas production to total between 188 Bcf and 203 Bcf. It is expected that San Juan Basin coal seam gas production will be between 22 Bcf and 23 Bcf, and all other domestic production will be between 94 Bcf and 105 Bcf. Canadian production is expected to be between 72 Bcf and 75 Bcf.

     Gas Prices - Fixed Through various fixed price contracts or hedging instruments, Devon has fixed the price it will receive in 1999 on a portion of its natural gas production. The table below includes the 1999 volumes and the respective prices that have been fixed.

                              Volumes        Price Per
          Area                 (MMcf)            Mcf

     San Juan Basin           13,100           $1.82
     Rocky Mountains           7,600           $1.93
     Other U.S.                1,500           $2.05

     Total U.S.               22,200           $1.87

     Canada                   40,700           $1.33

     The above price for the San Juan Basin gas includes approximately $0.41 per Mcf from the 1995 transaction covering the majority of Devon's San Juan Basin coal seam gas properties (the "San Juan Basin Transaction"). Also, the above San Juan Basin price is net of approximately $0.63 per Mcf for transportation costs and quality adjustments.

     Gas Prices - Floating For the gas production for which prices have not been fixed, Devon expects its 1999 San Juan Basin coal seam average price will be between $0.30 and $0.60 per Mcf less than Texas Gulf Coast spot averages ("TGC"). This includes the additional $0.41 per Mcf from the San Juan Basin Transaction and the $0.63 per Mcf reduction for transportation and quality adjustments, both referred to in the previous paragraph. Devon's other domestic production is expected to average from $0.05 per Mcf less than TGC to $0.25 more than TGC, and the Canadian production is expected to average $0.60 to $0.75 less than the New York Mercantile Exchange price ("NYMEX"). This range for Canadian gas price differentials is unchanged from the estimate included in the April 28, 1999 Form 8-K.

     NGLs Production  Devon expects its production of 1999
NGLs to total between 3.4 million barrels and 3.8 million barrels. Between 2.8 million barrels and 3.1 million barrels are expected to be produced domestically, and between 0.6 million barrels and 0.7 million barrels are expected to be produced in Canada.

     Other Revenues Devon's other revenues in 1999 are expected to be between $17.5 million and $18.9 million. Domestic other revenues are expected to be $12.4 million to $13.6 million and Canadian other revenues are expected to be $5.1 million to $5.3 million. The majority of these other revenues are related to third party gas processing activities and dividend income expected from Devon's 7.1 million shares of Chevron Corporation common stock acquired in the PennzEnergy merger.

     Production and Operating Expenses Devon's production and operating expenses vary in response to several factors. Among the most significant of these factors are additions or deletions to Devon's property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of the properties and the amount of repair and workover activity required.

     Oil, gas and NGLs prices will have a direct effect on production taxes to be incurred in 1999. Future prices could also have an effect on whether proposed workover projects are economically feasible. These factors, coupled with the uncertainty of future oil, gas and NGLs prices, increase the uncertainty inherent in estimating future production and operating costs. Given these uncertainties, Devon estimates that 1999's total production and operating costs will be between $179 million and $197 million. The U.S. portion of such estimate is between $129 million and $144 million, while the Canadian costs are expected to total between $50 million and $53 million.

     Depreciation, Depletion and Amortization ("DD&A") The 1999 oil and gas property DD&A rate will depend on various factors. Most notable among such factors are the amount of proved reserves that could be added from drilling or acquisition efforts in 1999 compared to the costs incurred for such efforts, and the revisions to Devon's 1998 year-end reserve estimates that will be made during 1999.

     The proved reserves added in the PennzEnergy merger will have a significant effect on Devon's DD&A rate for the last 4 1/2 months of 1999. Devon's consolidated DD&A rate for the first 7 1/2 months of 1999 was $3.78 per Boe. After the PennzEnergy merger, it is estimated that Devon's DD&A rate during the last 4 1/2 months of the year will be between $5.95 and $6.25 per Boe on a consolidated basis. On average for the total year, Devon expects its consolidated DD&A rate will be between $5.00 and $5.25 per Boe. This range of full-year DD&A rates should result in oil and gas property related DD&A expense for 1999 of between $250 million and $275 million.

     The domestic DD&A rate for the year is expected to be between $5.80 and $6.10 per Boe. Domestic DD&A expense for oil and gas properties for 1999 is expected to be between $186 and $209 million. The Canadian DD&A rate for the year is expected to be between $3.50 and $3.75 per Boe. Canadian DD&A expense for oil and gas properties for 1999 is expected to be between $64 million and $66 million.

     Additionally, Devon expects its 1999 non-oil and gas property related DD&A expense to total between $6.4 million and $6.7 million in the U.S. and between $0.6 million and $0.7 million in Canada.

     General and Administrative Expenses ("G&A") Devon's G&A includes the costs of many different goods and services used in support of its business. These goods and services are subject to general price level increases or decreases. In addition, Devon's G&A varies with its level of activity and the related staffing needs as well as with the amount of professional services required during any given period. Should Devon's needs or the prices of the required goods and services differ significantly from current expectations, actual G&A could vary materially from the estimate. Given these limitations, consolidated G&A in 1999 is expected to be between $50 million and $56 million. Domestic G&A is expected to be between $39 million and $44 million, and Canadian G&A is expected to be between $11 million and $12 million.

     Interest Expense Future interest rates and oil, natural gas and NGLs prices have historically been significant uncertainties which affected Devon's estimates of future interest expense. However, including the debt assumed in the PennzEnergy merger, Devon's September 30, 1999, debt balance includes $1.8 billion with fixed interest rates and only $0.2 million with floating interest rates. The high percentage of debt with fixed rates eliminates substantially all of the potential effect on interest expense from the uncertainty of future interest rates.

     On September 27, 1999, Devon closed the public sale of an additional 9.9 million shares of its common stock for net proceeds of $385.9 million. These proceeds will be used primarily to retire $350 million of long-term debt assumed in the PennzEnergy merger that bears interest at approximately 10% per year. This debt will be retired in late October and mid-November of 1999 in accordance with the maturity dates and early retirement provisions of the related debt instruments. Given these facts, Devon estimates its interest expense in 1999 will total between $61 million and $68 million. Domestic interest expense is expected to be between $38 million and $43 million, and Canadian interest expense is expected to be between $23 million and $25 million.

     Deferred Effect of Changes in Foreign Currency Exchange Rate on Subsidiary's Long-term Debt Devon's Canadian subsidiary has $225 million of long-term debt which is denominated in U.S. dollars. The effect of fluctuations in the Canadian-to-U.S. exchange rate on the Canadian dollar equivalent balance of this debt is required to be recognized as such exchange rate changes occur. Through September 30, 1999, exchange rate changes had caused a reduction in expenses of approximately $9.1 million. The full-year 1999 effect recognized will be dependent on the exchange rate as of December 31, 1999.

     Distributions on TCP Securities Devon's 6.5% Trust Convertible Preferred Securities (the "TCP Securities") are convertible into common shares of Devon at the option of the holder. Devon can redeem the TCP Securities for cash at 104.55% of face value in 1999, and thereafter at premiums that decline ratably to 100% in 2006. However, if Devon were to offer to redeem the TCP Securities, the holders could decide instead to convert the TCP Securities into 4.9 million shares of Devon common stock. At the September 30, 1999 closing price of $41.4375 for Devon's common stock, the TCP holders would most likely decide to convert their TCP Securities into shares of Devon common stock and Devon would have no cash requirement for redemptions. Assuming that no redemptions or conversions occur in the fourth quarter of the year, Devon will make $9.7 million of distributions in 1999.

     Reduction of Carrying Value of Oil and Gas Properties As of September 30, 1999, Devon does not expect to record a reduction of its carrying value of oil and gas properties under the full cost accounting ceiling test. However, the PennzEnergy merger has resulted in additional full cost pools which are required to be maintained separately for each country. At this time, the allocation of the merger purchase price among the individual full cost pools is preliminary. Significant changes in the ultimate purchase price or in the allocation of the purchase price among the individual full cost pools, or reductions in oil and gas prices, could cause a reduction to the carrying value of oil and gas properties to be recorded later in 1999 or in subsequent periods.

     Income Taxes Devon expects its consolidated financial income tax rate in 1999 to be between 35% and 45%. These rates are the combined current and deferred tax rates.
There are certain items, both in the U.S. and Canada, that will have a fixed impact on 1999's income tax expense regardless of the level of pre-tax earnings that are produced. These items include Section 29 tax credits in the U.S., which reduce income taxes based on production levels of certain properties and are not necessarily affected by pre-tax financial earnings. The amount of Section 29 tax credits expected to be used to offset financial income tax expense in 1999 is approximately $4 million. Also, Devon's Canadian subsidiary is subject to Canada's "large corporation tax" of approximately $2 million which is based on total capitalization levels, not pre-tax earnings. The Canadian financial income tax in 1999 will also be increased by approximately $1 million due to the financial amortization of certain costs that are not deductible for income tax purposes. Significant changes in estimated production levels of oil, gas and NGLs, the prices of such products, or any of the various expense items could materially alter the effect of the aforementioned items on 1999's financial income tax rates.

     Based on its current expectations of 1999 taxable income, Devon anticipates its current portion of 1999 income taxes will be $7 million to $9 million in the U.S. and $2.5 million to $3.5 million in Canada. However, unanticipated revenue and/or expense fluctuations could easily make these tax estimates inaccurate.

     Capital Expenditures Devon's capital expenditures budget is based on an expected range of future oil, natural gas and NGLs prices as well as the expected costs of the capital additions. Should Devon's price expectations for its future production change significantly, some projects may be accelerated or deferred and, consequently, may increase or decrease total 1999 capital expenditures. In addition, if the actual costs of the budgeted items vary significantly from the anticipated amounts, actual capital expenditures could vary materially from Devon's estimates.

     Given these limitations, Devon expects its 1999 capital expenditures for drilling and development efforts to total between $285 million and $310 million. These amounts include between $205 million and $220 million in the U.S. and between $80 million and $90 million in Canada. Devon expects to spend $50 million to $60 million in the U.S. and $15 million to $20 million in Canada for drilling and facilities costs related to reserves classified as proved as of year-end 1998. Devon also expects to spend another $70 million to $75 million in the U.S. and $35 million to $40 million in Canada on new, higher risk/reward projects.

     In addition to the above expenditures for drilling and development, Devon is participating in the construction of an extensive gas gathering system and processing project in the Powder River Basin of Wyoming. Devon expects its 1999 expenditures on this project to total between $80 million and $85 million.

     The PennzEnergy merger was a stock-for-stock transaction valued for accounting purposes at approximately $3 billion including liabilities assumed. Of the $3 billion estimated total purchase price, approximately $2.1 billion has been allocated to oil and gas properties. Through September 30, 1999, other acquisitions of proved properties have totaled approximately $10 million in the U.S. and $20 million in Canada. It is not possible to predict if other acquisitions will occur by the end of 1999.

     Other Cash Uses Devon's management expects the policy of paying a quarterly dividend on common stock to continue.
With the current $0.05 per share quarterly dividend rate, 1999 dividends are expected to approximate $12.5 million.

     Devon assumed $150 million of preferred stock in the PennzEnergy merger. Dividends on this preferred stock are payable at the rate of 6.49% per year, and are payable quarterly. Devon's 1999 dividends on this preferred stock, which will consist of the last two quarterly payments of the year, will total approximately $4.9 million.

     Capital Resources and Liquidity Capital expenditures for the remainder of 1999 are expected to be funded primarily through a combination of working capital and operating cash flow. Devon also has its long-term credit facilities available for use if the need arises.

                         SIGNATURES


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this repot to be signed on its behalf by the undersigned hereto duly authorized.

                              DEVON ENERGY CORPORATION




                              By:  /s/ Danny J. Heatly
                                   Vice President - Accounting


Date:     September 30, 1999